Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended June 2008

Cents	Description

$0.17	Retail Non-Fuel Revenues

(0.01)	Weather Impact on Retail Non-Fuel Revenues

0.01	Other Income & Deductions

(0.03)	Non-Fuel O&M

(0.04)	Depreciation & Amortization

(0.01)	Taxes Other Than Income Taxes

$0.09	Total Traditional Operating Companies

(0.01)	Southern Power

0.01	Parent and Other (excluding leveraged lease adjustment)

(0.01)	Increase in Shares

$0.08	Total Change in QTD EPS (x-Items)

(0.02)	Synthetic Fuels

(0.09)	Leveraged Lease Adjustment

($0.03)	Total Change - QTD EPS (As Reported)

Notes

-      The charge related to Southern Company's investments in leveraged lease transactions significantly impacted the presentation of earnings and earnings per share for the three months and six months ended June 30, 2008, and significant charges related to these investments are not expected to occur on a regular basis.

-      Tax credits associated with Southern Company's synthetic fuel investments expired December 31, 2007. Synthetic fuel related income no longer materially contributes to Southern Company's earnings or earnings per share.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-Q.